EXHIBIT 99.2

ADDITIONAL THIRD QUARTER 2007 DISCLOSURES

(Unaudited)

•	Cash, cash equivalents and short-term investments at September 30, 2007 were $384.9 million, of which $28.3 million was restricted.

•	Aircraft purchase deposits, net, at September 30, 2007 were $42 million.

•	Secured financing for all but one aircraft scheduled for delivery in 2008.

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Long-term debt and capital lease balances at September 30, 2007 was $1.07 billion as a result of new aircraft and PDP financing. All but $125 million of the debt is secured by aircraft on our balance sheet.

•	During the third quarter of 2007, we took delivery of two B737 aircraft.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

•	The following table contains our 2008 aircraft delivery schedule:

PERIOD	FORECASTED AIRCRAFT ADDITIONS
Q1 2008	3
Q2 2008	5
Q3 2008	-
Q4 2008	2
2008	10

•	The following table contains our projections for the remainder of 2007 and 2008 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS
Q4 2007	15%
2007	19%
Q1 2008	10%
Q2 2008	12%
Q3 2008	10%
Q4 2008	10.1%
2008	10.5%

•	We expect unit revenue growth to increase in the fourth quarter between 8% and 9% year over year.

•	There are no additional aircraft deliveries scheduled until February 2008.

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Our Q3 current outlook contains assumptions for crude and crack of $85 per barrel for crude and $15 per barrel for crack on average. Our estimate for jet fuel prices in the fourth quarter including all taxes and fees and the benefit of hedges and fixed pricing arrangements is in a range of approximately $2.35 to $2.40 per gallon. Fuel price sensitivity is approximately $2.5 million per quarter for every dollar change in crude or crack spread before the effect of hedging. The following table depicts the percentage of our expected fuel consumption that is contracted for the remainder of 2007 and 2008 and the average price per gallon, including taxes and fees:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (all-in)
Q4 2007	50%	$2.07 to $2.12
Q1-Q2 2008	6%	$2.20 to $2.25
Q3-Q4 2008	3%	$2.20 to $2.25

•	The following table depicts the range of our expected decreases for Q4 2007 and for the years ended 2007 and 2008 in non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q4 2007	Flat to Up 1%
2007	Down 2% - 4%
2008	Flat to Down 1%